Exhibit 3.1

[SEAL]	BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov
	In the office of BARBARA K. CEGAVSKE	Document Number 20150382480-13
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
	Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 08/27/2015 11:55 AM
Entity Number C28876-2001

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:
SEEN ON SCREEN TV INC.
2. The articles have been amended as follows: (provide article numbers, if available)
Section 3 – Shares

The amount of the total authorized capital stock of the Corporation, and the number and par value of the shares of which it is to consist is 1,005,000,000 shares as follows:  5,000,000 shares of Preferred Stock, $0.001 par value per share, which shares may be divided into two or more classes, each having such terms and conditions as the Board of Directors may from time to time determine; and, 1,000,000,000 shares of Common Stock, $0.001 par value per share.  Shares of any class of the Corporation may be issued for such consideration as determined by the Board of Directors.  The capital stock may not be issued for less than par value and after the shares have been paid for shall not be subject to assessment.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in

favor of the amendment is:		34,754,280 – 57.38%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

X ANTOINE JARJOUR
Signature of Officer Antoine Jarjour, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series effected by the amendment regardless to limitations or restritions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 1-5-15